UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549

                             SCHEDULE 13G

               UNDER THE SECURITIES EXCHANGE ACT OF 1934
                        (Amendment NO.      )*


                       HOUGHTON MIFFLIN COMPANY
                           (Name of Issuer)

                             COMMON STOCK
                    (Title of class of securities)

                               441560109
                            (CUSIP Number)

                           December 31,1998
        (Date of event which requires filing of this statement)


Check the appropriate box to designate the rule pursant to which this schedule is filed:

     [ X] Rule 13d-1 (b)
     [    ] Rule 13d-1 (c)
     [    ] Rule 13d-1 (d)

*The remainder of this cover page shall be filled out for a reporting person's initial on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

CUSIP NO.        441560109              SCHEDULE 13G

 (1)  NAMES OF REPORTING PERSONS
     S.S  OR I.R.S. INDENTIFICATION NOS. OF ABOVE PERSONS
              Harbor Capital Management Company, Inc.

     (2)  CHECK THE APPRORIATE BOX IF A MEMBER OF A GROUP*        (a)
[     ]
                                                    (b)   [  X ]

  (3) SEC USE ONLY

 (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                    United States

NUMBER OF       (5) SOLE VOTING POWER
     SHARES              N/A
BENEFICIALLY
OWNED BY        (6) SHARED VOTING POWER
     EACH           1,967,350
REPORTING
PERSON WITH          (7) SOLE DISPOSITIVE POWER
                    N/A

               (8)  SHARED DISPOSITIVE POWER
                    1,967,350

               (9)  AGGEGATE AMOUNT BENEFIACLLY OWNED BY EACH REPORTING
                    PERSON
                    1,967,350

               (10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
                    CERTAIN SHARES*
                    [    ]

               (11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                   6.45%

               (12) TYPE OF REPORTING PERSON*
                         IA

                 *SEE INSTRUCTIONS BEFORE FILLING OUT!


                           PAGE 2 OF 4 PAGES

                  SECURITIES AND EXCHANGE COMMISSION
                         Washington D.C. 20549

                              SHEDULE 13G
               Under the Securities Exchange Act of 1934

ITEM 1 (a).    Name of Issuer:

                    HOUGHTON MIFFLIN COMPANY

ITEM 1 (b).    Address of Issuer's Principal Executive Offices:

                    222 Berkeley Street
                    Boston , MA 02110

ITEM 2 (a)     Name of Person Filing:

                    Harbor Capital Management Company, Inc.

ITEM 2 (b)     Address of Principal Business Office or, if none,
Residence:


                    125 High Street
                    Boston, MA 02110

ITEM 2(c) Citizenship:
                                   UNITED STATES OF AMERICA -
CORPORATION
ITEM 2(d) Title of Class of Securities:
                                   COMMOM STOCK

ITEM 2 (e)     CUSIP Number:
                                   441560109

ITEM 3. Investment Adviser registered under section 203 of the investment Advisers Act of 1940

ITEM 4.        OWNERSHIP

     (a)  Amount Beneficially Owned:                        1,967,350

     (b)  Percent of Class:                                 6.45%

     (c)  Number of Shares as to which such person has:

          (i)  sole power to vote or to direct the vote:
          N/A

          (ii) shared power to vote or to direct the vote
          1,967,350

          (iii)     sole power to dispose or to direct the disposition
          of:       N/A

          (iv) shared power to dispose or to direct the disposition of:
          1,967,350


ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          Not applicable

                           Page 3 of 4 Pages

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERFECT ON BEHALF OF ANOTHER
PERSON.

          NOT APPLICABLE

ITEM 7.        IDENTIFICATION AND CLASSICATION OF THE SUBSUDIARY WHICH
ACQUIRED
          THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

          NOT APPLICABLE

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
GROUP

          NOT APPLICABLE

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP

          NOT APPLICABLE

ITEM 10.  CERTIFICATION

     (a)  NOT APPLICABLE
     (b) BY SIGNING BELOW I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TOABOVE WERE NOT ACQUIRED AND ARE NOT HELD FOR THE PURPOSE OF OR WITH THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUR OF THE SECURITIES AND WERE NOT ACQUIRED AND ARE NOT HELD IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING THAT PURPOSE OR EFFECT.


                              SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
          December 31,1998

                        Date February 24, 1999

                          Diane Rice-Sullivan

                    Diane Rice Sullivan/ Treasurer



                           Page 4 of 4 pages

<